TAX ALLOCATION AGREEMENT

                  This TAX ALLOCATION AGREEMENT is dated as of June 30, 1998, between COGNIZANT CORPORATION, a Delaware corporation (the "Corporation") and IMS HEALTH INCORPORATED, a Delaware corporation ("IMS HEALTH") (collectively, the "Parties").

                  WHEREAS, the Corporation acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including, without limitation, providing television audience measurement services (the "Nielsen Media Research Business");

                  WHEREAS, the Board of Directors of the Corporation has determined that it is appropriate, desirable and in the best interests of the holders of shares of common stock, par value $0.01 per share, of the Corporation (the "Cognizant Common Stock"), as well as of the Corporation and its businesses, to reorganize the Corporation to separate from the Corporation all businesses currently conducted by the Corporation other than the Nielsen Media Research Business and to cause such businesses to be owned and conducted, directly or indirectly, by IMS HEALTH;

                  WHEREAS, in order to effect the separation, the Board of Directors of the Corporation has determined that it is appropriate, desirable and in the best interests of the holders of Cognizant Common Stock, as well as of the Corporation and its businesses, for the Corporation (i) to take certain steps to reorganize the Corporation's Subsidiaries (as defined herein) and businesses, including prior to the Distribution (as defined herein) merging I.M.S. International, Inc. and IMS America, Inc. with and into IMS HEALTH and
(ii) upon the completion of such reorganization to distribute to the holders of the Cognizant Common Stock all the outstanding shares of common stock of IMS HEALTH (the "IMS HEALTH Common Shares"), together with the associated Rights;

                  WHEREAS, as of the date hereof, the Corporation is the common parent of an affiliated group of domestic corporations within the meaning of
Section 1504(a) of the Code (as defined herein), including members of the IMS HEALTH Group (as defined herein), and the members of the affiliated group have heretofore joined in filing consolidated federal Income Tax Returns (as defined herein);

                  WHEREAS, as a result of the Distribution, the IMS HEALTH Group will not be included in the consolidated federal Income Tax Return of the Corporation for the portion of the year following the Distribution and in future years; and

                  WHEREAS, the Corporation and IMS HEALTH desire to allocate the Tax (as defined herein) burdens and benefits of transactions which occurred on or prior to the Distribution Date (as defined herein) and to provide for certain other Tax matters, including the assignment of responsibility for the preparation


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                                                                             2

and filing of Tax Returns (as defined herein), the payment of Taxes, and the prosecution and defense of any Tax controversies.

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

                  SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                  (b) "Combined Returns" shall mean all state Income Tax Returns with respect to which the Corporation files on a combined or unitary basis with some or all of its Subsidiaries for taxable periods beginning November 1, 1996, January 1, 1997 and January 1, 1998.

                  (c) "Consolidated Returns" shall mean all consolidated federal Income Tax Returns of the affiliated group of which the Corporation is the common parent for taxable periods beginning November 1, 1996, January 1, 1997 and January 1, 1998.

                  (d) "Controlled Entity" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

                  (e) "D&B Tax Allocation Agreement" shall mean the Tax Allocation Agreement dated October 28, 1996 among The Dun & Bradstreet Corporation, the Corporation and ACNielsen Corporation.

                  (f) "Deferred Compensation Deduction" shall mean any deduction with respect to (i) compensation payments made by any member of the IMS HEALTH Group or the NMR Group, as the case may be, if such deduction is disallowed for any member of the payor's group and may be claimed by any member of the other group and/or (ii) the exercise of stock options in IMS HEALTH or the Corporation, as the case may be, by any former employee of the Pre-Distribution Cognizant Group if such deduction is disallowed


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                                                                             3

for any member of the IMS HEALTH Group or the NMR Group, as the case may be, and may be claimed by any member of the other group.

                  (g) "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of Cognizant Common Stock as of the Distribution Record Date of the IMS HEALTH Common Shares owned by the Corporation on the basis of one IMS HEALTH Common Share for each outstanding share of Cognizant Common Stock.

                  (h) "Distribution Agreement" shall mean the distribution agreement, dated as of June 30, 1998, between the Corporation and IMS HEALTH.

                  (i) "Distribution Date" shall mean June 30, 1998.

                  (j) "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

                  (k) "Franchise Tax Returns" shall mean all franchise Tax Returns of the Pre-Distribution Cognizant Group or any member thereof for taxable periods beginning November 1, 1996, January 1, 1997, January 1, 1998 and, solely for purposes of Sections 2.1(a) and 2.2(a), on or the day after the Distribution Date.

                  (l) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                  (m) "IMS HEALTH Business" shall mean each and every business conducted at any time by the Corporation or any Subsidiary of the Corporation prior to the Effective Time, including, without limitation, (i) providing information and decision support services to the pharmaceutical and healthcare industries (the "IMS Business"), (ii) providing software-based administrative and analytical solutions to the managed care industry (the "ERISCO Business"),
(iii) making venture capital investments in emerging healthcare businesses (the "Enterprises Business"), (iv) supplying research and analysis to the information technology industry (the "Gartner Business") and (v) providing software applications and development services specializing in Year 2000 conversion services (the "Technology Solutions Business"), but excluding the NMR Business.

                  (n) "IMS HEALTH Group" shall mean IMS HEALTH and each Business Entity (other than any member of the NMR Group) that is a Subsidiary of the Corporation immediately prior to the Effective Time.

                  (o) "Included Party" shall have the meaning as defined in
Section 2.3.

                  (p) "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

                  (q) "Income Taxes" shall mean any federal, state or local Taxes determined by reference to income or imposed in lieu of income Taxes, such as Taxes based on net worth or gross receipts.

                  (r) "Indemnifying Party" shall have the meaning as defined in
Section 3.5(c).

                  (s) "Indemnitee" shall have the meaning as defined in Section 3.5(c).

                  (t) "IRS" shall mean the Internal Revenue Service.

                  (u) "NMR" shall mean Nielsen Media Research, Inc., a Delaware corporation.

                  (v) "NMR Assets" shall have the same meaning as such term has in the Distribution Agreement.

                  (w) "NMR Business" shall mean (i) the Nielsen Media Research Business, (ii) the businesses of the members of the NMR Group, (iii) any other business conducted by the Corporation or any Subsidiary of the Corporation primarily through the use of the NMR Assets, (iv) the businesses of any Business Entity acquired or established by or for NMR or any of its Subsidiaries after the date of this Agreement and (v) the business of the Corporation from and after the Effective Time.

                  (x) "NMR Group" shall mean NMR, each Business Entity which is contemplated to remain or become a Subsidiary of the Corporation or NMR hereunder, which shall include those identified as such on Schedule 1.1(au)(i) to the Distribution Agreement, and the Corporation from and after the Effective Time.

                  (y) "Non-Combined Returns" shall mean all state and local Income Tax Returns (other than Combined Returns and any foreign Tax Returns), of the Pre-Distribution Cognizant Group or any member thereof for taxable periods beginning November 1, 1996, January 1, 1997, January 1, 1998 and, solely for purposes

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                                                                             5

of Sections 2.1(a) and 2.2(a), on or the day after the Distribution Date.

                  (z) "Nonperforming Party" shall have the meaning as defined in
Section 5.2.

                  (aa) "Other Taxes" shall mean all Taxes other than Taxes covered by a Consolidated Return, a Combined Return, a Non- Combined Return or a Franchise Tax Return.

                  (ab) "Parties" shall have the meaning as defined in the recitals hereto.

                  (ac) "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

                  (ad) "Post-Distribution Expense Deduction" shall mean any deduction with respect to an expense or indemnity paid by a member of the IMS HEALTH Group or the NMR Group after the Distribution Date if such deduction is disallowed or not allowable for any member of the payor's group and may be claimed by any member of the other group.

                  (ae) "Pre-Distribution Cognizant Group" shall mean the Corporation and all of its Subsidiaries (direct and indirect, domestic and foreign) prior to the Distribution.

                  (af) "Preparing Party" shall have the meaning as defined in Section 2.3.

                  (ag) "Reorganization Tax Payment" shall mean the payment of any Tax for which IMS HEALTH is liable pursuant to Section 3.3(a) of this Agreement.

                  (ah) "Reorganizations" shall mean the series of contributions and distributions of Controlled Entities and assets, transfers and assumptions of liabilities, and other transactions whereby the NMR Group and the IMS HEALTH Group are formed and all other Controlled Entities of the Corporation prior to the Distribution are placed under the control of the appropriate parent corporation(s) in preparation for the Distribution.

                  (ai) "Subsidiary" shall mean any entity of which another entity's ownership satisfies the 80-percent voting and value test defined in
Section 1504(a)(2) of the Code, whether directly or indirectly.

                  (aj) "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature. Whenever the term "Tax" or "Taxes" is used (including, without limitation, regarding any duty to reimburse another Party for indemnified taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

                  (ak) "Tax Benefit" shall mean the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar
Tax) of a corporation or group of affiliated corporations to the appropriate taxing authority is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability.

                  (al) "Tax Item" shall mean any item of income, capital gain, net operating loss, capital loss, deduction, credit or other Tax attribute relevant to the calculation of a Tax liability.

                  (am) "Tax Matters Partner" shall mean the tax matters partner as defined in section 6231(a)(7) of the Code.

                  (an) "Tax Returns" shall mean all reports or returns (including information returns) required to be filed or that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

                  SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II.  PREPARATION AND FILING OF TAX RETURNS

                  SECTION 2.1.  Predistribution Tax Returns.

                  (a) IMS HEALTH (or its relevant Controlled Entity) shall prepare, and the Corporation (or its relevant Controlled Entity) shall file, (i) all Consolidated Returns, Combined

Returns, Non-Combined Returns, and Franchise Tax Returns that are not filed prior to the Distribution Date and (ii) any Tax Returns of any partnership (other than NMR Licensing Associates LP) of which the Corporation or any Subsidiary is the Tax Matters Partner if a distributive share of partnership income or loss is included in any such Return.

                  (b) All Tax Returns for Other Taxes for periods beginning prior to the Distribution Date that are not subject to the D&B Tax Allocation Agreement shall be prepared and filed by IMS HEALTH if they relate to any member of the IMS HEALTH Group and, otherwise, by the Corporation.

                  SECTION 2.2.  Post-Distribution Tax Returns.

                  (a) The filing of all Tax Returns for periods beginning on or after the Distribution Date (other than Non- Combined Returns and Franchise Tax Returns covered by Section 2.1(a)) shall be the responsibility of the Corporation if they relate to the NMR Group or any member thereof and shall be the responsibility of IMS HEALTH if they relate to the IMS HEALTH Group or any member thereof.

                  (b) In the case of any partnership in which a member of the Pre-Distribution Cognizant Group is the designated Tax Matters Partner, such entity shall continue to be responsible for the preparation and filing of such partnership's Tax Returns.

                       SECTION 2.3. Manner of Preparation.

                  (a) To the extent any Tax Return includes Taxes relating to a Party (or any of its Subsidiaries) other than the Party preparing such Tax Return (the "Preparing Party"), the Party not responsible for preparing the Tax Return (the "Included Party"), shall prepare and deliver to the Preparing Party, at least 120 days prior to the due date (including extensions) of such Tax Return, a true and correct accounting of all relevant Tax Items relating to the Included Party (and any of its Subsidiaries) for the taxable period.

                  (b) All Tax Returns filed on or after the Distribution Date shall be prepared on a basis that is consistent with the rulings obtained from the IRS or any other Governmental Authority in connection with the Reorganizations or Distribution (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances and unless deviation from past practice would have no adverse effect on the other Party, all Tax Returns filed within three years after the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed; provided, however, that a Party preparing any Tax Return that does not conform to such past practices shall not be liable for any additional Tax liability imposed, in whole or in part, as a result of such deviation from past practice if: (i) 30 days prior to the filing of such Tax Return, the Party preparing such Tax Return notifies the other Party if such other Party may be adversely affected; and (ii) the Party preparing such Tax Return establishes that conformity with past practice involves a significant risk of the imposition of a penalty. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the Party responsible under this Agreement for its preparation; provided, however, that the "Included Party" shall have the right to review and comment on such Tax Return prior to the filing thereof in the following manner:

                  The Preparing Party shall submit any part of such Tax Return relating to the Included Party (or any of its Subsidiaries) to the Included Party at least 28 days prior to the date on which such Tax Return is due (including extensions). The Included Party shall submit its comments to the Preparing Party within 14 days of receipt of the relevant portions of such Tax Return. The Preparing Party shall alter such Tax Return to reflect the reasonable comments of the Included Party unless the Preparing Party reasonably believes that such alteration would have an adverse impact upon the Preparing Party.

                  (c) Unless otherwise required by the IRS, any Governmental Authority or a court, the Parties hereby agree to file all Tax Returns, and to take all other actions, in a manner consistent with the position that the Distribution Date is the last day on which any member of the IMS HEALTH Group was included in the Pre-Distribution Cognizant Group. For any period that includes but does not end on the Distribution Date, to the extent permitted by law or administrative practice, the taxable year of each member of the Pre-Distribution Cognizant Group and any group of such members shall be treated as ending on the Distribution Date.

ARTICLE III.  PAYMENT OF TAXES

                       SECTION 3.1. Predistribution Taxes

                  (a) The Party responsible for the filing of any Tax Return pursuant to Sections 2.1 and 2.2 shall pay to the relevant taxing authority all Taxes due or payable in connection therewith; provided, that if, pursuant to this Article III, one Party is liable for any Taxes relating to a Tax Return filed by the other Party, such non-filing Party shall pay the filing Party the amount of such Taxes at least 5 days prior to the due date (including extensions) of such Tax Return.

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                                                                              9

                  (b) With respect to any Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return for a taxable period ending before January 1, 1998 that is not filed prior to the Distribution Date, IMS HEALTH shall be liable for all Taxes payable with such Return and shall be entitled to any refund or credit for an overpayment of Taxes shown on such Return. With respect to any Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return for a taxable period beginning on or after January 1, 1998, IMS HEALTH (i) shall only be liable for Taxes payable with such Return that are attributable to the portion of such taxable period up to and including the Distribution Date and that exceed the amount of Taxes paid in respect of such taxable period (as estimated Taxes or otherwise) on or prior to the Distribution Date and (ii) shall be entitled to any refund or credit of Taxes to the extent Taxes paid in respect of such taxable period (as estimated Taxes or otherwise) on or prior to the Distribution Date exceed the amount of Taxes attributable to the portion of the period up to and including the Distribution Date. The determination of the amount of Taxes attributable to the portion of such taxable period up to and including the Distribution Date shall be done on a closing of the books basis, except that Tax Items calculated on an annual basis shall be apportioned on a time basis.

                  (c) In the event of any Final Determination adjusting the amount of any Taxes that are the subject of a Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return, IMS HEALTH shall be liable for its share of any increases in Taxes and shall be entitled to its share of any refunds or credits of Taxes, and the Corporation shall be liable for all other increases in Taxes and shall be entitled to all other refunds or credits of Taxes. IMS HEALTH's share of any Taxes, credits or refunds shall be determined in accordance with the following principles:

                  (i) IMS HEALTH shall be liable for any increase in Taxes, and shall be entitled to all refunds or credits of Taxes, that are attributable to a Tax Return that relates solely to the IMS HEALTH Business; and

                  (ii) In the case of any Tax Return that relates to both the IMS HEALTH Business and the NMR Business, IMS HEALTH's share of any increase in Taxes, or refunds or credits of Taxes, shall be determined on a pro forma basis as if IMS HEALTH filed a separate Tax Return for the taxable period that (i) included only (x) the Tax Items attributable to the IMS HEALTH Business otherwise included in the Tax Return and (y) an appropriate allocation of Tax Items not specifically attributable to either the IMS HEALTH Business or the NMR Business (including, without limitation, corporate overhead) and (ii) credits IMS HEALTH with its share of Taxes previously paid by the Corporation or IMS HEALTH with respect to such taxable period;

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                                                                            10

provided, that, in the case of a Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return, IMS HEALTH shall be liable for and shall pay all increases in Taxes, and shall be entitled to receive all refunds or credits of Taxes, that result from a Tax Item or position determined by the corporate office.

                  (d) The Corporation shall be liable for all Other Taxes that are attributable to the NMR Business and IMS HEALTH shall be liable for all Other Taxes that are attributable to the IMS HEALTH Business.

                  (e) In the case of any Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return with respect to which IMS HEALTH has responsibility for any Taxes or is entitled to any refunds or credits of Taxes pursuant to Section 3.1(c) above, IMS HEALTH shall have the right to prepare an amended Tax Return. The Corporation shall have the right to review any such amended Tax Return and shall be required to sign and file any such amended Tax Return unless it reasonably determines that the filing of such amended Tax Return would create a significant risk of a material increase in the Taxes payable by the NMR Group or any member thereof for any taxable period beginning on or after the Distribution Date. IMS HEALTH shall be entitled to any refunds or credits of Taxes relating to any such amended Tax Return.

                  (f) If the Corporation is liable for any Taxes or entitled to any refunds or credits of Taxes pursuant to the D&B Tax Allocation Agreement, such Taxes, refunds or credits shall be allocated between the Corporation and IMS HEALTH in accordance with the principles of this Section 3.1.

                  (g) Notwithstanding any statement herein to the contrary, any Taxes covered by Section 2.1(j)(i) of the Distribution Agreement shall be governed by Schedule 2.1(j)(i) to the Distribution Agreement.

                  SECTION 3.2. Post-Distribution Taxes. Unless otherwise provided in this Agreement:

                  (a) The Corporation shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes attributable to the NMR Group or any member thereof:

                           (i)  with respect to a Consolidated Return,

Combined Return, Non-Combined Return or Franchise Tax Return for a taxable period that begins prior to the Distribution Date and includes but does not end on the Distribution Date to the extent such Taxes or refunds are attributable to the portion of such period after the Distribution Date; and

                           (ii)  with respect to periods beginning on or
after the Distribution Date.

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                                                                            11

                  (b) IMS HEALTH shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning on or after the Distribution Date that are attributable to the IMS HEALTH Group or any member thereof.

                  SECTION 3.3.  Restructuring Taxes.

                  (a) Notwithstanding any statement to the contrary in this Agreement and except as otherwise provided in the Distribution Agreement, to the extent that any Taxes are found to arise out of the Reorganizations, then any such Tax liability incurred by the Parties (or any of their Subsidiaries) shall be the responsibility of IMS HEALTH; provided, however, that to the extent specific cash allocations for such Taxes are made in connection with the Distribution, IMS HEALTH shall be relieved of its liability for such Taxes to the extent covered by such cash.

                  (b) Notwithstanding any statement herein to the contrary, any Taxes relating to or arising out of the Distribution shall be governed by
Section 2.10 of the Distribution Agreement.

                  SECTION 3.4. Gain Recognition Agreements. IMS HEALTH shall assume all of the Corporation's responsibilities with respect to gain recognition agreements pursuant to the D&B Tax
Allocation Agreement.

                  SECTION 3.5.  Indemnification.

                  (a) Indemnification by the Corporation. The Corporation shall indemnify, defend and hold harmless IMS HEALTH (and its affiliates) from and against any and all Tax liabilities allocated to the Corporation by this Agreement.

                  (b) Indemnification by IMS HEALTH. IMS HEALTH shall indemnify, defend and hold harmless the Corporation (and its affiliates) from and against any and all Tax liabilities allocated to IMS HEALTH by this Agreement.

                  (c)  Indemnity Payments.

                  (i) To the extent that one Party (the "Indemnifying Party") owes money to another Party (the "Indemnitee") pursuant to this Section 3.5, the Party (the "Notifying Party") having knowledge of such obligation shall notify the other Party and shall provide such other Party with its calculations of such obligation (as specified in Article II and Article III). The other Party, within 14 days after receiving the Notifying Party's calculations, shall submit to the Notifying Party such other Party's calculations of the amount required to be paid pursuant to this Section 3.5, showing such calculations in sufficient detail so as to permit the Notifying Party to understand the calculations. The Indemnifying Party shall pay the Indemnitee, no later than the later of 5 days prior to the due date

(including extensions) of the relevant Tax Returns and 14 days after the Notifying Party receives the other Party's calculations, the amount for which the Indemnifying Party is required to pay or indemnify the Indemnitee under this
Section 3.5. The Indemnifying Party shall have the right to disagree with the Indemnitee's calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 5.4 of this Agreement.

                  (ii) All indemnity payments shall be calculated on a pre-Tax basis and shall be treated as contributions to capital and/or reductions of assets previously contributed and/or dividends immediately prior to the Distribution.

ARTICLE IV.  TAX ATTRIBUTES AND REORGANIZATION TAX PAYMENTS

                  SECTION 4.1. Carrybacks. In the event of the realization of any deduction, loss or credit by a Party for any taxable period beginning on or after the Distribution Date, the Party realizing such deduction, loss or credit may, in its sole discretion, and to the extent permitted under applicable Tax law, elect to either carry back or carry forward such deduction, loss or credit. Any refund attributable to such carryback shall be allocable to such Party. In the event both Parties elect to carry back an amount to the same taxable period beginning prior to the Distribution Date, any refund shall be apportioned between the Parties based on the relative carryback amounts.

                  SECTION 4.2. Reorganization Tax Payments, Deferred Compensation Deductions and Post-Distribution Expense Deductions.

                  (a) If an audit or other examination of any federal, state or local Tax Return for any taxable period shall result (by settlement or otherwise) in a Deferred Compensation Deduction or Post-Distribution Expense Deduction in favor of the NMR Group or any member thereof or if any Reorganization Tax Payment is made by IMS HEALTH, then:

                  (i) If necessary, IMS HEALTH shall notify the Corporation and shall provide the Corporation with adequate information so that it can reflect on the appropriate Tax Returns any resulting increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits;

                  (ii) The Corporation shall pay IMS HEALTH the amount of any Tax Benefit that relates to any adjustments arising from or connected with such Reorganization Tax Payment or that results from such Deferred Compensation Deduction or Post-Distribution Expense Deduction within 30 days of the date such Tax Benefits are realized;

                  (iii) Notwithstanding the foregoing, the Corporation shall only be required to take steps to obtain such Tax Benefit or to pay IMS HEALTH if, in the opinion of the Corporation's Tax

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                                                                            13

counsel, which counsel shall be reasonably acceptable to IMS HEALTH, the reporting of such Tax Benefit shall not subject the Corporation to the imposition of a penalty unless IMS HEALTH agrees to indemnify the Corporation for such penalty.

                  (b) If an audit or other examination of any federal, state or local Tax Return for any taxable period shall result (by settlement or otherwise) in a Deferred Compensation Deduction or Post-Distribution Expense Deduction in favor of the IMS HEALTH Group or any member thereof, then:

                  (i) If necessary, the Corporation shall notify IMS HEALTH and shall provide IMS HEALTH with adequate information so that it can reflect on the appropriate Tax Returns any resulting increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits;

                  (ii) IMS HEALTH shall pay the Corporation the amount of any Tax Benefit that results from such Deferred Compensation Deduction or Post-Distribution Expense Deduction within 30 days of the date such Tax Benefits are realized;

                  (iii) Notwithstanding the foregoing, IMS HEALTH shall only be required to take steps to obtain such Tax Benefit or to pay the Corporation if, in the opinion of IMS HEALTH's Tax counsel, which counsel shall be reasonably acceptable to the Corporation, the reporting of such Tax Benefit shall not subject IMS HEALTH to the imposition of a penalty unless the Corporation agrees to indemnify IMS HEALTH for such penalty.

                  (c)  Realization of Tax Benefits.

                  (i) For purposes of this Section 4.2, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that where a Party has other losses, deductions, credits or similar items available to it, such deductions, credits or similar items may be applied prior to the use of any adjustments relating to a Reorganization Tax Payment or any Deferred Compensation Deduction or Post-Distribution Expense Deduction.

                  (ii) Either Party may, at its election, pay the amount of any Tax Benefit to the other Party rather than filing amended returns or otherwise reflecting adjustments or taking positions on its Tax Returns. If such an election is made, the Party will be treated as having realized a Tax Benefit at the time it would have realized a Tax Benefit had it chosen to file amended returns or otherwise to reflect adjustments or to take positions on its Tax Returns.

                  (d) Tax Benefits Subsequently Denied. If any Tax Benefit realized pursuant to Section 4.2(b)(i) is subsequently denied, then IMS HEALTH or the Corporation, as the case may be, shall refund the amount of any payment for such Tax Benefit within 30 days of its notification by the other Party that a Final Determination has been reached denying the claimed Tax Benefit.

                  SECTION 4.3. Competent Authority Relief. If as a result of any audit of a taxable period beginning prior to the Distribution Date, a Party (or Subsidiary) is required to adjust its income, deductions, credits or allowances under Section 482 of the Code or under similar principles in a foreign jurisdiction, and the payment of additional Taxes in accordance with such a determination allows the other Party (or Subsidiary) to obtain competent authority relief as a result thereof, then the Party eligible to obtain such relief shall: (a) execute or cause to be executed any powers of attorney or other documents necessary to enable the other Party to pursue such relief at its own expense; and (b) cooperate with the other Party and the competent authorities in seeking such relief.

ARTICLE V.  TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

                  SECTION 5.1. Tax Audits and Controversies. In the case of any audit, examination or other proceeding ("Proceeding") brought against a Party (or Subsidiary) with respect to Taxes for which the other Party is or may be liable pursuant to this Agreement, the Party subject to such Proceeding shall promptly inform such other Party and shall execute or cause to be executed any powers of attorney or other documents necessary to enable the other Party to take all actions desired with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which the other Party is liable pursuant to this Agreement. Each Party shall have the right to control, at its own expense, the portion of any such Proceeding that relates to Taxes for which such Party is or may be liable pursuant to this Agreement; provided, however, that such Party shall consult with the other Party with respect to any issue that may affect the other Party (or Subsidiary). The Party in control of such Proceeding or any part thereof shall not enter into any final settlement or closing agreement that may adversely affect the other Party (or Subsidiary) without the consent of such other Party, which consent may not unreasonably be withheld. Where consent to any final settlement or closing agreement is withheld, the Party withholding consent shall continue or initiate further proceedings, at its own expense, and the liability of the Party in control of such Proceeding shall not exceed the liability that would have resulted from the proposed closing agreement or final settlement (including interest, additions to Tax and penalties which have accrued at that time).

                  SECTION 5.2. Cooperation. The Corporation and IMS HEALTH shall cooperate with each other in the filing of any Tax

Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and other documents and make available such information and documents as are necessary to carry out the intent of this Agreement. To the extent such cooperation involves the services of officers, directors, employees, or agents of a Party, such services shall be made available in accordance with Section 2.9 of the Distribution Agreement. Each Party agrees to notify the other Party of any audit adjustment that does not result in Tax liability but can reasonably be expected to affect Tax Returns of the other Party or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, if a Party (the "Nonperforming Party") fails to give its full cooperation and use its best efforts in the conduct of an audit or other proceeding as provided by this Section 5.2, and such failure results in the imposition of additional Taxes for the period or periods involved in the audit or other proceeding, the Nonperforming Party shall be liable in full for such additional Taxes.

                  SECTION 5.3. Retention of Records; Access. Beginning on the Distribution Date, the Corporation and IMS HEALTH shall, and shall cause each of their Controlled Entities to:

                  (a) retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Pre-Distribution Cognizant Group or any combination of such members and for any audits and litigation relating to such Tax Returns or to any Taxes payable by any member of the Pre-Distribution Cognizant Group or any combination of such members; and

                  (b) give to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel and premises, for the purpose of the review or audit of such reports or returns to the extent relevant to an obligation or liability of a Party under this Agreement and in accordance with the procedures provided in
Article IV of the Distribution Agreement. The obligations set forth in these paragraphs 5.3(a) and 5.3(b) shall continue until the final conclusion of any litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer.

                  SECTION 5.4. Dispute Resolution. Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, shall be resolved in the manner set forth in Article VI of the Distribution Agreement.

                  SECTION 5.5. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article IV of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and between the Parties in carrying out the intent of this Agreement.

ARTICLE VI.  MISCELLANEOUS

                  SECTION 6.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

                  SECTION 6.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

                  SECTION 6.3. Survival of Agreements. Except as otherwise provided by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

                  SECTION 6.4. Expenses. Except as otherwise set forth in this Agreement, all costs and expenses in connection with the preparation, execution, delivery and required implementation of this Agreement shall be charged to and paid by the Parties in accordance with Section 8.5 of the Distribution Agreement.

                  SECTION 6.5. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  To the Corporation:

                  Nielsen Media Research, Inc.
                  299 Park Avenue
                  New York, NY  10171
                  Telecopy:
                  Attn: Chief Legal Officer

                  To IMS HEALTH:

                  200 Nyala Farms
                  Westport, CT 06880
                  Telecopy:  (203) 222-4313

                  Attn:  General Counsel
                         and
                         Vice President - Taxes

                  SECTION 6.6. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

                  SECTION 6.7. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

                  SECTION 6.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

                  SECTION 6.9. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

                  SECTION 6.10. Termination. This Agreement may be terminated, amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of the Corporation without the approval of IMS HEALTH or the stockholders of the Corporation. In the event of such termination, neither Party shall have any liability of any kind to the Party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

                  SECTION 6.11. Controlled Entities. Each of the Parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Controlled Entity of such Party or by any entity that is contemplated to be a Controlled Entity of such Party on and after the Distribution Date.

                  SECTION 6.12. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  SECTION 6.13. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 6.14. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  SECTION 6.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE
PERFORMED IN THE STATE OF NEW YORK.

                  SECTION 6.16. Consent to Jurisdiction. Without limiting the provisions of Section 5.4 hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.17. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 6.17. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.


                                       COGNIZANT CORPORATION


                                       By:  /s/ Robert E. Weissman
                                           -----------------------------------
                                           Name:   Robert E. Weissman
                                           Title:  Chairman and Chief
                                                    Executive Officer


                                       IMS HEALTH INCORPORATED


                                       By:  /s/ Victoria R. Fash
                                           -----------------------------------
                                           Name:  Victoria R. Fash
                                           Title: President and Chief
                                                   Operating Officer